Exhibit 99.1

NEWS RELEASE

CONTACTS: Media John O. Ambler Vice President Corporate Communications T - (412) 433-2407 E - joambler@uss.com	Investors/Analysts Kevin Lewis Vice President Investor Relations T - (412) 433-6935 E - klewis@uss.com

FOR IMMEDIATE RELEASE:

UNITED STATES STEEL CORPORATION ANNOUNCES PRICING OF COMMON STOCK OFFERING

PITTSBURGH, June 17, 2020 – United States Steel Corporation (NYSE: X) (the “company” or “U. S. Steel”) today announced the pricing of its previously announced underwritten public offering of 50,000,000 shares of common stock, for gross proceeds of approximately $429 million. The company has granted the underwriter a 30-day option to purchase up to 7,500,000 additional shares of common stock from the company. The offering is expected to close on or about June 22, 2020, subject to customary closing conditions.

U. S. Steel intends to use the net proceeds from the offering to strengthen its balance sheet, increase liquidity and for general corporate purposes.

Morgan Stanley & Co. LLC is acting as the underwriter for the offering. The underwriter may offer the shares of our common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The common stock is being offered and sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus supplement related to this offering and accompanying prospectus in that registration statement and other documents filed with the SEC for more information about the company and this offering. You may obtain these documents free of charge by visiting the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from: Morgan Stanley & Co. LLC at 180 Varick Street, 2nd Floor, New York, New York 10014, Attn: Prospectus Department.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, including U. S. Steel common stock, nor shall it constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

ABOUT U. S. STEEL

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, including with respect to the offering described herein, rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside U. S. Steel’s control that could cause actual results to differ materially from those reflected in such statements. Accordingly, U. S. Steel cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on additional potential risk factors, please review U. S. Steel’s filings with the SEC, including, but not limited to, U. S. Steel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.